Exhibit 99.1

Contact:	Harriss T. Currie Vice President, Finance and Chief Financial Officer 512-219-8020 hcurrie@luminexcorp.com

or
Mimi Torrington Director of Investor Relations 512-219-8020 mtorrington@luminexcorp.com
LUMINEX CORPORATION ANNOUNCES PRICING OF PUBLIC
OFFERING OF COMMON STOCK
AUSTIN, Texas (June 25, 2008) — Luminex Corporation (NASDAQ:LMNX) announced today the pricing of its underwritten public offering of 3,500,000 shares of its common stock. The Company has granted the underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on June 30, 2008.
The offering price to public is $19.91 per share. Luminex estimates that the net proceeds from the offering will be approximately $64.5 million, after deducting estimated expenses and underwriting discounts and commissions. Luminex intends to use the net proceeds from the offering for general corporate purposes, including research and development, potential acquisitions and capital expenditures.
J.P. Morgan Securities Inc. and UBS Investment Bank are acting as joint book-running managers for the offering. Avondale Partners, LLC, Canaccord Adams Inc. and Leerink Swann LLC are acting as co-managers for the offering.
An automatically effective shelf registration statement has been filed with the Securities and Exchange Commission which covers these securities. The offering is being made solely by means of a prospectus and prospectus supplement. Copies of the prospectus and related prospectus supplement may be obtained by mail from: JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, telephone: 718-242-8002 or UBS Securities LLC, 299 Park Avenue, New York, NY 10171 Attn: Prospectus Department, or by telephone toll free at 888-827-7275, extension 3884. An electronic copy of the prospectus and related preliminary prospectus supplement are available on the website of the Securities and Exchange Commission at http://www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state or jurisdiction.
About Luminex Corporation
Luminex develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP® technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex or xMAP® can be obtained on the Internet at http://www.luminexcorp.com.
Statements contained in this press release that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements, including statements regarding the completion of the public offering and any of the terms thereof, are uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. Additional information regarding these and other risks effecting the Company are contained in the Company’s registration statement and the prospectus supplement relating to the offering.